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                                                                  Exhibit 11.01
                           MICRONICS COMPUTERS, INC.

                      COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                               THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                    MARCH 31,                          MARCH 31,
                                                               --------------------            ----------------------
                                                               1996            1995            1996              1995
                                                               ----            ----            ----              ----
PRIMARY
Net income (loss)...........................................   $  (916)    $    80           $    13         $  1,487
                                                               =======     =======           =======         ========

Average shares outstanding..................................    13,765      13,424            13,752           13,371
Options.....................................................        --         292                 7              216
                                                                ------     -------           -------         --------
Total common stock and common
    stock equivalents.......................................    13,765      13,716            13,759           13,587
                                                               =======     =======           =======         ========
Net income(loss) per common share...........................   $  (.07)    $   .01           $     0         $    .11
                                                               =======     =======           =======        =========

FULLY DILUTED

Net income(loss)............................................   $  (916)    $    80           $    13         $  1,487
                                                               =======     =======           =======         ========
Average shares outstanding..................................    13,765      13,424            13,752           13,371
Options.....................................................        --         313                 7              328
Total common stock and common                                  -------     -------           -------         --------
    stock equivalents.......................................    13,765      13,737            13,759           13,699
                                                               =======     =======           =======         ========
Net income(loss) per common share...........................   $  (.07)    $   .01           $     0         $    .11
                                                               =======     =======           =======         ========

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